AMERISAFE, INC.

Insider Trading Policy

(October 22, 2024)

1.
Purpose

This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of AMERISAFE, Inc. and its subsidiaries (the “Company”) and the handling of Material Nonpublic Information (as defined by Section 4) about the Company and the companies with which the Company has a business relationship or with whom the Company is discussing a potential transaction (“Company Business Partners”). The Company and any Company Business Partner is a “Covered Company.”

The Company’s board of directors (the “Board”) has adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of Material Nonpublic Information about a company from: (i) trading in securities of that company; or (ii) providing Material Nonpublic Information to other persons who may trade on the basis of that information. Strict adherence to this Policy will help safeguard the Company’s reputation and will further ensure that the Company conducts its business with the highest level of integrity and in accordance with the highest ethical standards.

2.
Persons Subject to the Policy

This Policy applies to any director, officer, employee, associate, or independent contractor of the Company who receives, directly or indirectly, Material Nonpublic Information about a Covered Company, or any other person designated by the Chief Compliance Officer (as defined in Section 6) (each, a “Covered Person”). Covered Persons are responsible for ensuring that their spouses, children, and members of their households also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account.

3.
Transactions Subject to the Policy

This Policy applies to all transactions involving a Covered Company’s securities, including its common stock, options to purchase common stock or any other type of securities that a Covered Company may issue, including (but not limited to) preferred stock, convertible debentures, senior notes and warrants, as well as derivative securities that are not issued by the Covered Company, such as exchange-traded put or call options or swaps relating to its common stock (collectively, the “Covered Securities”).

4.
Definition of Material Nonpublic Information

“Material Nonpublic Information” is any material information about a Covered Company that has not yet become publicly available.

Information is “material” if a reasonable investor would consider it important in deciding to buy, hold or sell securities. Any information that could be expected to affect the Covered Company’s stock price, whether it is positive or negative, should be considered material. Financial information is frequently material, even if it covers only part of a fiscal period or less than all of a company’s operations, since either of these might convey enough information about a company’s consolidated results to be considered material information. While it is not possible to define all categories of material information, some examples of Company or Company Business Partner information that ordinarily would be regarded as material are:

a.
Earnings and related financial performance information;
b.
Major pending or proposed strategic transactions, including joint ventures, mergers, acquisitions, dispositions or restructurings;
c.
Significant related-party transactions;
d.
A change in dividend policy, the declaration of a stock split, an offering of additional securities or the adoption of a repurchase program for securities;
e.
Bank loans or other financing transactions out of the ordinary course of business;
f.
Significant changes in sales volumes, market share, production scheduling, product pricing, mix of sales, strategic plans or liquidity;
g.
The gain or loss of a significant customer, supplier or reinsurance carrier;
h.
A change in key management personnel or directors;
i.
A change in auditors or notification that the auditor’s reports may no longer be relied upon;
j.
Development of a significant new product, process, or service;
k.
Pending or threatened significant litigation, or the resolution of such litigation;
l.
Government investigations and threatened or actual regulatory action;
m.
Impending bankruptcy or the existence of severe liquidity problems;
n.
Changes in credit ratings, whether positive or negative;
o.
A change, or potential change, in the Company’s A.M. Best rating;
p.
A significant cybersecurity breach or incident;
q.
A significant impairment of, or write-down in, assets.

5.
Individual Responsibility

Covered Persons have an ethical and legal obligation to maintain the confidentiality of information about the Company and Company Business Partners and to not engage in transactions in Covered Securities while in possession of Material Nonpublic Information. In all cases, the responsibility for determining whether a Covered Person is in possession of Material Nonpublic Information rests with that individual, and any action on the part of the Company or its employees or directors pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

Violations of the insider trading laws can result in severe civil and criminal sanctions. For example, under U.S. securities laws, individuals may be subject to imprisonment for up to 20 years,

criminal fines of up to $5 million and civil fines of up to three times the profit gained or loss avoided. Failure to comply with this policy may also subject you to penalties imposed by the Company, up to and including immediate dismissal for cause, whether or not your failure to comply with this policy results in a violation of law.

6.
Administration of the Policy

The Company’s Executive Vice President, Chief Administrative Officer & Secretary shall serve as the “Chief Compliance Officer” for the purposes of this Policy, and in her absence, another employee designated by the Chief Compliance Officer or the Board shall be responsible for administration of this Policy. All determinations and interpretations by the Chief Compliance Officer shall be final and not subject to further review. The Chief Compliance Officer shall facilitate the review of this policy at least every two years to properly reflect the law and best practices on insider trading.

7.
Statement of Policy

Except as otherwise specified below, no Covered Person shall, directly or indirectly, engage in any transactions (including gifts) involving any Covered Securities during any period commencing on the date that the Covered Person first possesses Material Nonpublic Information concerning the Covered Company and ending at the earlier of (a) the beginning of the third trading day after the public disclosure of that information (such as a Form 8-K or press release) or (b) such time as that nonpublic information is no longer material.

Prohibition Against Tipping Material Nonpublic Information. In addition, it is the policy of the Company that no Covered Person may communicate or tip Material Nonpublic Information to any third party (a “Tippee”). Tippees inherit an insider’s duties and may be liable for trading on Material Nonpublic Information illegally tipped to them by an insider. Tippees can obtain Material Nonpublic Information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings. Therefore, any person who is subject to this Policy must keep all Material Nonpublic Information relating any Covered Company strictly confidential.

Policy Also Applies to Trading in Other Securities. It is generally impermissible to trade in securities of any company if trading is based upon information that you obtained under an obligation of confidentiality to the Company. While the origin and nature of the duty of confidentiality may present complex legal questions, you should resolve any uncertainty in favor of treating information as confidential where the information is material and nonpublic, and the original source of the information has not given express permission to use the information to engage in a securities transaction. Each Covered Person must treat Material Nonpublic Information about Company Business Partners with the same care required with respect to the Company’s Material Nonpublic Information.

8.
Transactions Under Company Plans

This Policy does not apply in the case of the following transactions, except as specifically noted:

a.
Restricted Stock Awards. This Policy does not apply to the acquisition of shares of common stock upon vesting of restricted stock or the exercise of a tax withholding right pursuant to which the Company withholds shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of vested shares of restricted stock.

b.
Stock Option Exercises. This Policy does not apply to the exercise of stock options acquired pursuant to the Company’s plans or to the exercise of a tax withholding right pursuant to which the Company withholds shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
c.
Other Similar Transactions. Any other purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.

9.
Special and Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that Covered Persons may not engage in any of the following transactions or should otherwise consider the Company’s preferences as described below:

a.
Short Sales. Covered Persons may not engage in short-sales of Company Securities, except to the extent those sales are made in accordance with the exceptions of Section 16(c) of the Exchange Act. Short sales, or short selling, involve contracts or options to sell Company Securities in the future, which, in effect, are bets that the value of Company Securities will decline.
b.
Hedging Transactions. Covered Persons are prohibited from engaging in hedging or monetization transactions, including those accomplished using financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds.
c.
Margin Accounts, Pledged Securities and Share Lending Programs. Covered Persons are prohibited from holding Company Securities in a margin account, pledging Company Securities as collateral for a loan or lending Company Securities to others in exchange for a fee paid to such Covered Person.
d.
Short-Term Trading. Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any Covered Person who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase (or vice versa). Likewise, Covered Persons should avoid trading Company options, even when those trades do not otherwise violate this Policy.
e.
Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a Covered Person is in possession of Material Nonpublic Information. The Company therefore discourages placing standing or limit orders on Covered Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under Section 10.

10.
Additional Procedures

The Company has established additional procedures to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of Material Nonpublic Information and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below:

a.
Pre-Clearance Procedures. Directors, named executive officers, and Company employees designated by the Chief Compliance Officer (each a “Restricted Person”) may not engage in any transaction in Company Securities without first obtaining pre-clearance. A Restricted Person’s request for pre-clearance should be submitted by email to the Chief Compliance Officer at least three business days in advance of the proposed transaction. The Chief Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If the response is affirmative, the Restricted Person must complete the proposed trade by the earliest to occur of (i) 5:00 pm on the fifth business day after receiving the affirmative response (with the day you receive the response being the first business day), (ii) the start of the Blackout Period (as defined below) and (iii) the Restricted Person becoming aware of Material Nonpublic Information. The Restricted Person is responsible for confirming whether and when the trading window will be closed and for advising his or her broker of the restrictions applicable to such Restricted Person pursuant to this Policy. If for any reason, the proposed trade is not completed within the specified time period, the Restricted Person is required to repeat the pre-clearance approval process. If the response is a denial, the Restricted Person should refrain from initiating any transaction in Company Securities and should not inform any other person of the restriction. When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any Material Nonpublic Information about the Company and should describe fully those circumstances to the Chief Compliance Officer. The requestor should also indicate whether he or she has effected any transactions within the past six months that are the opposite way of the proposed transaction, such as recent purchases when sale transactions are requested for pre-clearance, and should also be prepared to report the proposed transaction on an appropriate Form 4 or Form 5 if the requestor is subject to Section 16 reporting. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale. All questions regarding pre-clearance procedures should be directed to the Chief Compliance Officer.
b.
Quarterly Trading Restrictions. Restricted Persons may not conduct any transactions involving the Company’s Securities (other than as specified by this Policy) during a “Blackout Period” beginning at the close of business of the 15th day of the last month of each fiscal quarter and ending at the beginning of the third trading day following the date of the public release of the Company’s earnings results for that quarter. In other words, Restricted Persons may only conduct transactions in Company Securities during the “Window Period” beginning on the third trading day following the public release of the Company’s quarterly earnings and ending on the 15th day of the last month of the next fiscal quarter.
c.
Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to the Company and is known by only a few Covered Persons. So long as the event remains material and nonpublic, these Covered Persons designated by the

Chief Compliance Officer may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Chief Compliance Officer, these designated Covered Persons should refrain from trading in Company Securities even sooner than the typical Blackout Period described above. In that situation, the Chief Compliance Officer may notify these Company Persons that they should not trade in Company Securities without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole and should not be communicated to any other person. Even if the Chief Compliance Officer has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of Material Nonpublic Information. Exceptions will not be granted during an event-specific trading restriction period.
d.
Exceptions. The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply, as described in Section 8. Further, the requirement for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to transactions conducted pursuant to Rule 10b5-1 plans approved pursuant to the Company’s Rule 10b5-1 Policy.

11.
Post-Termination Transactions

This Policy continues to apply to transactions in Company Securities even after termination of service to the Company: if a Covered Person is in possession of Material Nonpublic Information when his or her service terminates, that Covered Person may not trade in Covered Securities until that information has become public or is no longer material. The pre-clearance procedures specified in Section 10, however, will cease to apply to transactions in Company Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of service.

12.
Company Assistance

Any person subject to this Policy who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Chief Compliance Officer, who can be reached by telephone at 337-463-9052 or by e-mail at KShirley@Amerisafe.com. Any guidance the Chief Compliance Officer provides is not intended as legal advice to the Covered Person, who is responsible for his or her own compliance with this Policy and should seek his or her own legal counsel if such advice is desired.

If you have a concern that you may have violated this Policy or you have a good faith suspicion that another Company employee is in violation of this Policy, you should report this to your manager or a Human Resources representative who shall refer the report for investigation and resolution or to the Chief Compliance Officer directly.

ACKNOWLEDGEMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of the Company’s Insider Trading Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of Material Nonpublic Information.

(Printed Name)

(Signature)

(Date)